Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS THIRD QUARTER 2017 RESULTS
Sequential Improvements Highlight Progress on Strategic Plan
__________________________________________________________
Plano, Texas, October 30, 2017 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended September 30, 2017.
“We continue to make progress in executing on important aspects of our strategic plan, while recognizing there is still work to be done to restore growth and improve profitability,” said Mark Speese, Chief Executive Officer of Rent-A-Center. “During the seasonally lower third quarter, we again delivered sequential improvements in same store sales in both the Core U.S. and Acceptance Now businesses. In addition, we continued to improve the fundamentals of our agreement portfolio in the Core U.S. business by refining and enhancing the operating model and are in the early phases of repositioning the Acceptance Now business for profitable growth.”
Mr. Speese continued, "During the third quarter, our results were impacted by unprecedented hurricane activity, which will disrupt business in the near term. Our immediate concern has been the safety of our coworkers and customers and we remain committed to caring for those in need.”
Progress on Strategic Plan
During the third quarter of 2017, Rent-A-Center continued to see improving fundamentals in the Core U.S. segment. Within the Core U.S. segment, the improved inventory assortment is becoming a larger portion of the portfolio, driving increases in the monthly rate of new agreements. The Company continues to empower store level coworkers to attract and retain talent by modifying pay ranges and encouraging the shift to full time hours.
In the Acceptance NOW segment, the Company implemented several decision engine enhancements aimed at improving ownership and decreasing losses. Additionally, the Company undertook a full assessment of partner relationships and several actions were taken to improve profitability and service levels.

•	Core U.S. same store sales for the quarter improved sequentially by 510 basis points

•	Acceptance Now same store sales for the quarter improved sequentially by 120 basis points

•	The year over year change in merchandise on rent improved sequentially by 350 basis points, in the Core

•	Average monthly rate of new agreements for September improved by 14.9 percent versus prior year

•	Higher end product comprised approximately 70 percent of product received in stores across major categories for the quarter

•	Annualized co-worker turnover for September improved 22.0 percentage points versus prior year

•	Optimized several locations as part of the Acceptance NOW retailer partner assessment
Consolidated Overview
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.
On a consolidated basis, total revenues were $644.0 million versus $693.9 million in the third quarter of last year. Consolidated same store sales improved 430 basis points versus the second quarter of 2017 due to the progress made on executing the Company’s initiatives. Net loss and diluted loss per share, on a GAAP basis, were $12.6 million and $0.24 compared to net earnings and earnings per share of $6.2 million and $0.12 in the third quarter of last year.
Excluding special items, the Company’s diluted loss per share was $0.15 and the Company generated $17.1 million in adjusted EBITDA in the third quarter. Adjusted EBITDA as a percent of revenue decreased 170 basis points versus the second quarter.
For the nine months ended September 30, 2017, the Company generated $135.4 million of cash from operations and ended the third quarter with $76.2 million of cash and cash equivalents.
Hurricane Related Expenses
The Company recorded a pre-tax expense of approximately $1.7 million related to the damage caused by Hurricanes Harvey and Irma. The costs relate primarily to inventory losses, store remediation efforts and employee assistance.

The Company recorded a $0.2 million expense related to Hurricane Maria and expects to have a more complete assessment in the fourth quarter. The costs associated with Hurricane Maria are related to employee assistance in the Puerto Rico area in the third quarter.
Segment Operating Performance
CORE U.S. third quarter revenues of $442.8 million decreased 8.1 percent primarily due to lower same store sales, the rationalization of the Core U.S. store base in the prior year and the hurricane impact. Gross profit as a percent of total revenue versus prior year decreased 120 basis points due to targeted pricing actions implemented to right size the inventory mix and changes from the new value proposition. Gross profit as a percent of total revenue improved versus the second quarter by 40 basis points. Labor decreased $3.8 million versus prior year driven primarily by lower store count. Other store expenses decreased $27.4 million driven by lower skip/stolen losses, lower store count and lower advertising expenses.
ACCEPTANCE NOW third quarter revenues of $184.3 million decreased 5.2 percent primarily due to closures of the Company's Conn’s and HHGregg locations as well as the impact from the recent hurricanes, which was partially offset by a same store sales increase of 7.9 percent. Gross profit as a percent of total revenue versus prior year decreased 300 basis points primarily due to lower gross profit on merchandise sales resulting from a focused effort to encourage ownership and reduce returned product.  Labor, as a percent of store revenue, improved 20 basis points versus prior year due to efforts to improve store level profitability. Other store expenses, as a percent of store revenue, increased by 320 basis points primarily driven by higher skip/stolen losses which increased by 240 basis points and sales deleverage.
MEXICO third quarter revenues decreased 1.7 percent primarily due to lower same store sales offset by a stronger Mexican peso. Gross profit as a percent of total revenue versus prior year decreased 220 basis points driven by lower rental sales gross margin partially offset by higher merchandise sales gross margin due to pricing initiatives.
FRANCHISING third quarter revenues decreased 10.5 percent due to a lower amount of merchandise sold to the Company’s franchise partners and operating profit was $1.0 million.
CORPORATE operating expenses increased $2.5 million compared to the prior year primarily driven by project expenses related to strategic initiatives, higher depreciation expense due to recent technology investments and higher legal expenses.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended September 30, 2017 (1)	(5.1)%	7.9%	(6.2)%	(3.1)%
Three Months Ended June 30, 2017	(10.2)%	6.7%	(6.9)%	(7.4)%
Three Months Ended September 30, 2016	(11.9)%	(0.3)%	10.1%	(8.1)%
Note : Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the recent natural disasters, the Company instituted a change to the same store sales store selection starting in the month of September, excluding geographically impacted regions for 18 months.

KEY OPERATING METRICS
(Unaudited)

Table 2	Same Store Sales	Delinquencies		Annualized Co-worker Turnover		Average Monthly Rate of New Agreements
Segment	Change vs 2016 (%)	2017	Sequential Change (BPS)	2017	Change vs 2016 (PPT)	Change vs 2016 (%)
Core U.S.
July	(5.7)%	7.5%	40	86.3%	(19.9)	9.0%
August	(5.3)%	7.2%	(30)	87.9%	(21.5)	13.0%
September	(4.2)%	6.9%	(30)	86.6%	(22.0)	14.9%

Acceptance Now
July	7.1%	9.0%	90
August	8.6%	10.3%	130
September	8.1%	11.2%	90
Note: In the Core U.S. segment delinquencies represent the percent of customer agreements greater than 7 days past due. In the Acceptance Now segment delinquencies represent the percent of customer agreements greater than 32 days past due. In the Core U.S., the Company instituted an operational change charging off late-stage delinquent customers earlier in the month which benefited the delinquencies numbers in September by approximately 40 basis points.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 3 below, which primarily excludes charges in the third quarter of 2017 for the closure of Acceptance Now locations, reductions at our field support center, damage caused by Hurricanes Harvey, Irma and Maria, litigation settlements, and incremental legal and advisory fees. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.
Please see the Company's earnings press release dated July 26, 2017 for additional information related to non-GAAP diluted loss per share excluding special items used to calculate the sequential improvements contained in this press release.
Reconciliation of net (loss) earnings to net (loss) earnings excluding special items:

Table 3	Three Months Ended		Three Months Ended
	September 30, 2017		September 30, 2016
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net (loss) earnings	$(12,599)	$(0.24)	$6,181	$0.12
Special items, net of taxes:
Other charges (1)	4,456	0.09	820	0.01
Discrete income tax items	—	—	(1,092)	(0.02)
Net (loss) earnings excluding special items	$(8,143)	$(0.15)	$5,909	$0.11
(1) Other charges for the three months ended September 30, 2017 and 2016 primarily includes charges, net of tax, related to the closure of Acceptance Now locations, reductions at the field support center, hurricane damage, and incremental legal and advisory fees, offset by a litigation settlement. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closure.
2017 Outlook
The Company is not providing annual guidance as it relates to revenue or diluted earnings per share for 2017. In an effort to enhance transparency regarding the Company’s results and turnaround efforts, the Company has shifted to monthly reporting of key operating metrics (Table 2). The Company believes these changes will provide the investment community meaningful insight into the progress the Company is making on its turnaround.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 31, 2017, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,500 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,300 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; uncertainties concerning the outcome, impact, effects and results of the Company’s exploration of its strategic and financial alternatives; difficulties encountered in improving the financial and operational performance of the Company's business segments; the Company's chief executive officer and chief financial officer transitions, including the Company's ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company's store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions caused by the operation of the Company's store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and the Company’s dividend policy and any changes thereto, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
Interim Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Kelly Sullivan / James Golden / Matt Gross / Aura Reinhard
212-355-4449

Rent-A-Center, Inc. and Subsidiaries
Please see the Company's earnings press release dated July 26, 2017 for the non-GAAP reconciliation of consolidated adjusted EBITDA in the prior quarterly period which was used to calculate the sequential improvements contained in this press release.
STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended September 30,
	2017		2017	2016		2016
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$643,965		$643,965	$693,877		$693,877
Operating (loss) profit	(1,620)	(1)	(8,445)	17,656	(2)	16,700
Net (loss) earnings	(8,143)	(1)	(12,599)	5,909	(2)(3)	6,181
Diluted (loss) earnings per common share	$(0.15)	(1)	$(0.24)	$0.11	(2)(3)	$0.12
Adjusted EBITDA	$17,059		$17,059	$37,654		$37,654
Reconciliation to Adjusted EBITDA:
(Loss) earnings before income taxes	$(12,896)	(1)	$(19,721)	$6,087	(2)	$5,131
Add back:
Other charges	—		6,825	—		956
Interest expense, net	11,276		11,276	11,569		11,569
Depreciation, amortization and impairment of intangibles	18,679		18,679	19,998		19,998
Adjusted EBITDA	$17,059		$17,059	$37,654		$37,654
(1) Excludes the effects of approximately $6.8 million of pre-tax charges primarily related to the closure of Acceptance Now locations, reductions at the field support center, hurricane damages, and incremental legal and advisory fees, offset by litigation settlements. These charges reduced net earnings and net earnings per diluted share for the three months ended September 30, 2017, by approximately $4.5 million and $0.09, respectively.
(2) Excludes the effects of $1.0 million of pre-tax charges primarily related to the closure of Core U.S. stores and Acceptance Now locations. These charges reduced net earnings and net earnings per diluted share for the three months ended September 30, 2016, by approximately $0.8 million and $0.01, respectively.
(3) Excludes the effects of $1.1 million of discrete income tax adjustments that increased net earnings per diluted share by $0.02.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	September 30,
(In thousands)	2017	2016
Cash and cash equivalents	$76,208	$130,305
Receivables, net	62,293	59,200
Prepaid expenses and other assets	54,384	57,624
Rental merchandise, net
On rent	670,417	754,529
Held for rent	199,768	215,901
Goodwill	56,380	206,755
Total assets	1,430,317	1,748,806

Senior debt, net	$98,954	$187,761
Senior notes, net	538,440	537,161
Total liabilities	1,193,081	1,329,637	(1)
Stockholders' equity	237,236	419,169	(1)
(1) Total liabilities and stockholders' equity for the third quarter of fiscal year 2016 are revised for the correction of a deferred tax error associated with our goodwill impairment reported in the fourth quarter of 2015 as discussed in our Annual Report on Form 10-K for the year ended December 31, 2016.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED

Table 6	Three Months Ended September 30,
(In thousands, except per share data)	2017		2016
Revenues
Store
Rentals and fees	$552,194		$595,179
Merchandise sales	67,566		73,219
Installment sales	17,276		17,626
Other	2,257		2,633
Total store revenues	639,293		688,657
Franchise
Merchandise sales	2,676		3,113
Royalty income and fees	1,996		2,107
Total revenues	643,965		693,877
Cost of revenues
Store
Cost of rentals and fees	153,202		159,454
Cost of merchandise sold	70,551		68,684
Cost of installment sales	5,207		5,553
Total cost of store revenues	228,960		233,691
Franchise cost of merchandise sold	2,540		2,960
Total cost of revenues	231,500		236,651
Gross profit	412,465		457,226
Operating expenses
Store expenses
Labor	179,643		186,289
Other store expenses	171,995		195,096
General and administrative expenses	43,768		38,187
Depreciation, amortization and impairment of intangibles	18,679		19,998
Other charges	6,825	(1)	956	(2)
Total operating expenses	420,910		440,526
Operating (loss) profit	(8,445)		16,700
Interest expense	11,453		11,710
Interest income	(177)		(141)
(Loss) earnings before income taxes	(19,721)		5,131
Income tax benefit	(7,122)		(1,050)	(3)
Net (loss) earnings	$(12,599)		$6,181
Basic weighted average shares	53,306		53,155
Basic (loss) earnings per common share	$(0.24)		$0.12
Diluted weighted average shares	53,306		53,454
Diluted (loss) earnings per common share	$(0.24)		$0.12
(1) Includes approximately $6.8 million of pre-tax charges primarily related to the closure of Acceptance Now locations, reductions at the field support center, hurricane damages, and incremental legal and advisory fees.
(2) Includes $1.0 million of pre-tax charges primarily related to the closure of Core U.S. stores and Acceptance Now locations.
(3) Includes ($1.1) million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended September 30,
(In thousands)	2017	2016
Revenues
Core U.S.	$442,763	$481,805
Acceptance Now	184,293	194,398
Mexico	12,237	12,454
Franchising	4,672	5,220
Total revenues	$643,965	$693,877

Table 8	Three Months Ended September 30,
(In thousands)	2017	2016
Gross profit
Core U.S.	$309,779	$343,071
Acceptance Now	92,088	102,998
Mexico	8,466	8,897
Franchising	2,132	2,260
Total gross profit	$412,465	$457,226

Table 9	Three Months Ended September 30,
(In thousands)	2017		2016
Operating profit
Core U.S.	$23,859	(1)	$26,058	(4)
Acceptance Now	10,379	(2)	29,592	(5)
Mexico	(242)		235
Franchising	1,032		1,430
Total segments	35,028		57,315
Corporate	(43,473)	(3)	(40,615)
Total operating (loss) profit	$(8,445)		$16,700
(1) Includes approximately $1.3 million of pre-tax charges primarily related to hurricane damages.
(2) Includes approximately $4.6 million of pre-tax charges primarily related to the closure of Acceptance Now locations and hurricane damages.
(3) Includes approximately $0.3 million of pre-tax charges related to reductions at the field support center and incremental legal and advisory fees, partially offset by a litigation claims settlement.
(4) Includes $0.8 million of pre-tax charges primarily related to the closure of Core U.S. stores.
(5) Includes $0.2 million of pre-tax charges related to the closure of Acceptance Now locations.

Table 10	Three Months Ended September 30,
(In thousands)	2017	2016
Depreciation, amortization and impairment of intangibles
Core U.S.	$7,725	$9,495
Acceptance Now	568	815
Mexico	496	746
Franchising	45	44
Total segments	8,834	11,100
Corporate	9,845	8,898
Total depreciation, amortization and impairment of intangibles	$18,679	$19,998

Table 11	Three Months Ended September 30,
(In thousands)	2017	2016
Capital expenditures
Core U.S.	$6,625	$3,864
Acceptance Now	430	860
Mexico	56	36
Total segments	7,111	4,760
Corporate	6,258	13,895
Total capital expenditures	$13,369	$18,655

Table 12	On Rent at September 30,		Held for Rent at September 30,
(In thousands)	2017	2016	2017	2016
Rental merchandise, net
Core U.S.	$364,656	$413,955	$189,029	$202,738
Acceptance Now	292,247	326,553	5,897	6,689
Mexico	13,514	14,021	4,842	6,474
Total rental merchandise, net	$670,417	$754,529	$199,768	$215,901

Table 13	September 30,
(In thousands)	2017	2016
Assets
Core U.S.	$793,036	$1,000,572
Acceptance Now	363,212	403,305
Mexico	33,062	32,166
Franchising	3,094	1,732
Total segments	1,192,404	1,437,775
Corporate	237,913	311,031
Total assets	$1,430,317	$1,748,806

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended September 30, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,437	1,189	106	131	228	4,091
New location openings	—	63	6	—	—	69
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	(10)	10	—	—	—
Closed locations
Merged with existing locations	(20)	(66)	(46)	—	—	(132)
Sold or closed with no surviving location	(11)	(1)	—	—	(1)	(13)
Locations at end of period	2,406	1,175	76	131	227	4,015
Acquired locations closed and accounts merged with existing locations	5	—	—	—	—	5

Table 15	Three Months Ended September 30, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,478	1,374	545	129	228	4,754
New location openings	—	35	3	1	—	39
Acquired locations remaining open	—	—	—	—	5	5
Conversions	—	2	(3)		—	(1)
Closed locations
Merged with existing locations	(3)	(38)	—	—	(1)	(42)
Sold or closed with no surviving location	(6)	—	(50)	—	(1)	(57)
Locations at end of period	2,469	1,373	495	130	231	4,698
Acquired locations closed and accounts merged with existing locations	—	—	—	—	—	—